Exhibit 10.5

Form of Amendment to Stock Unit Agreement – 2012 Plan

AMENDMENT TO DELL INC.

STOCK UNIT AGREEMENT

THIS AMENDMENT, effective as of April 17, 2013, is to each Stock Unit Agreement by and between Dell Inc., a Delaware corporation (the “Company”), and you in effect as of April 17, 2013 2013 (each, the “Stock Unit Agreement”) in connection with the Units representing the right to receive that number of shares of the Company’s common stock (the “Shares”) set forth in your applicable Grant Summary, subject to the terms and conditions of the Stock Unit Agreement. All terms used herein with their initial letters capitalized shall have the meanings given them in the Stock Unit Agreement or the Dell Inc. 2012 Long-Term Incentive Plan (the “Plan”), unless otherwise defined herein. For purposes of this Amendment, the Grant Summary shall be treated as a constituent part of the Stock Unit Agreement.

On April 17, 2013, the Leadership Development and Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) determined to amend certain outstanding equity awards to provide certain benefits to holders of such awards in the event of a Change in Control (as defined below). Accordingly, the Stock Unit Agreement is hereby amended as follows:

8.	Change in Control — In the event of a Change in Control (as defined below), either of the Committee or the Board shall have the right, in its discretion, prior to or at the effective time of the consummation of such Change in Control, to direct that in lieu of being eligible to receive the Shares that may become vested under the Stock Unit Agreement you instead will be eligible to receive either (a) a payment in cash equal to the value of such Shares (without interest or earnings), based on the amount payable to the Company’s stockholders in connection with the Change in Control under any agreement pursuant to which the transactions constituting the Change in Control are effected (the “Transaction Agreement”) or, in the case of a Change in Control effected without a Transaction Agreement to which the Company is a party, the fair market value of a Share at the date the Change in Control occurs (the “Substitute Cash Consideration”), or (b) shares of the capital stock of any Person successor to the Company or affiliate of such successor Person, or other consideration (the “Substitute Property Consideration” and together with the Substitute Cash Consideration, the “Substitute Consideration”), so long as such Substitute Property Consideration is, in the good faith judgment of the Committee or the Board, as applicable, of value equal to or greater than the value of such Shares. You will be entitled to payment or delivery of your Shares or Substitute Consideration if, when and to the extent you satisfy the service-based vesting conditions that apply to the Shares. Notwithstanding the foregoing, if your employment is terminated by the Company or the Company affiliate with which you are employed without Cause (as defined below) on or following the effective time of the Change in Control and prior to the 24 month anniversary of the effective time of the Change in Control, you will become 100% vested as of your date of employment termination as to all of the Shares deliverable or payable under the Stock Unit Agreement (or if the Committee or the Board shall have determined that your rights under the Stock Unit Agreement shall be settled in Substitute Cash Consideration or Substitute Property Consideration, such Substitute Consideration) and payment or delivery thereof shall be made within ten days following your date of employment termination.

As used herein, the term “Cause” means: (a) a violation of your obligations regarding confidentiality or the protection of sensitive, confidential or proprietary information, or trade secrets; (b) an act or omission by you resulting in your being charged with a criminal offense which constitutes a felony or involves moral turpitude or dishonesty; (c) conduct by you which constitutes poor performance, gross neglect, insubordination, willful misconduct, or a breach of the Company’s Code of Conduct or a fiduciary duty to the Company or its stockholders; or (d) the determination by the senior management of the Company that you violated state or federal law relating to the workplace environment, including, without limitation, laws relating to sexual harassment or age, sex, race, or other prohibited discrimination.

As used herein, the term “Change in Control” means the occurrence of any of the following:

(c) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the total voting power of the Voting Stock of the Company;

(d) individuals who on the date of this Amendment constitute the Board (together with any new directors whose election by such Board or whose nomination by such Board for election by the stockholders of the Company was approved by a vote of at least a majority of the members of such Board then in office who either were members of such Board on the date of this Amendment or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Board then in office;

(c) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, other than any such transaction in which the holders of securities that represented one hundred percent (100%) of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction;

(d) there is consummated any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act); or

(e) the stockholders of the Company adopt a plan or proposal for the liquidation, winding up or dissolution of the Company.

As used herein, the term “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

As used herein, the term “Voting Stock” means, with respect to any Person, capital stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

9.	Cash Dividend Equivalents. If the Stock Unit Agreement provides for the issuance and accumulation of Dividend Equivalent payments with respect to your Units, the Company will pay you the cash Dividend Equivalent payment amount accumulated under the Stock Unit Agreement with respect to each Unit converted to a right to receive Substitute Consideration on the date, if any, on which the Company delivers to you the Substitute Consideration in accordance with this Amendment or as soon as administratively practicable thereafter; provided that in no event shall Dividend Equivalent payments be made later than the fifteenth day of the third month following the end of the calendar year with respect to which the right to the Substitute Consideration becomes vested. You will forfeit your accumulated cash Dividend Equivalent payment amounts attributable to Units converted to rights to receive Substitute Consideration which are subsequently forfeited, as of the date of such forfeiture.

10.	Best-After Tax Results 280G Protection. Section 15 of the Dell Inc. 2012 Long-Term Incentive Plan shall apply to all of your long-term incentive plan awards, including any awards under the Dell Computer Corporation 2002 Long-Term Incentive Plan or such plan as amended and restated as the Dell Inc. Amended and Restated 2002 Long-Term Incentive Plan.

11.	Construction of Amendment. In all other respects, except to the extent inconsistent with this Amendment, your Restricted Stock Agreement shall remain in full force and effect in accordance with its terms immediately prior to the effectiveness of this Amendment. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, United States of America. The exclusive venue for any and all disputes arising out of or in connection with this Amendment shall be New Castle County, Delaware, United States of America, and the courts sitting exclusively in New Castle County, Delaware, United States of America shall have exclusive jurisdiction to adjudicate such disputes.

Dell Inc.

By: